Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 2

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces First Quarter Earnings

LOS ANGELES, CA May 6, 2008 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the first quarter ended March 29, 2008.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

FIRST QUARTER EARNINGS RELEASE

(UNAUDITED)

		Thirteen Weeks Ended
		March 29, 2008	March 31, 2007

Sales	(a)	$118,816,000	$120,430,000

Operating income	(b)	10,421,000	9,626,000

Interest, dividend and other income (expense), net		596,000	579,000

Income before income taxes		11,017,000	10,205,000

Income tax provision		4,488,000	3,739,000

Net income		$6,529,000	$6,466,000

Basic and diluted net income per common share		$2.07	$2.05
Basic and diluted weighted average common shares outstanding		3,161,098	3,161,098

(a)   Sales during the first quarter of 2008 were negatively impacted principally by increased competition in our trade area and the slowing economy. Same store sales decreased 1.3% from the first quarter of 2007.

(b)   Operating income increased primarily due to a reduction in the average hourly contribution rates for pension and health care plans negotiated with the United Food & Commercial Workers International Union during the third quarter of 2007. In addition, workers’ compensation expense and stock appreciation rights expense decreased in the first quarter of 2008 compared to the same period of the prior year. The increase in operating income was partially offset by increasing direct labor costs.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950